Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the IAC/InterActiveCorp 2000 Deferred Compensation Plan for Non-Employee Directors and the IAC/InterActiveCorp 2007 Deferred Compensation Plan for Non-Employee Directors of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of the IAC/InterActiveCorp included in its Annual Report (Form 10-K) for the year ended December 31, 2006, IAC/InterActiveCorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 19, 2007